Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

Stamford, Connecticut   On  May 12, 2008, Patriot National Bancorp, Inc. (NASDAQ Global Market "PNBK") concluded that the preliminary, unaudited results of operations for the first quarter ended March 31, 2008 (the “Preliminary 2008 First Quarter Earnings”) announced on May 1, 2008 should be amended because it has been subsequently determined that a tax provision is required.  No tax provision was initially recorded based on PNBK’s first quarter 2008 income performance.  At this time, PNBK believes that income performance in subsequent quarters in 2008 will improve over that in the first quarter, thus resulting in an effective annual tax rate that is higher than would result from an extrapolation of first quarter income performance.  On May 1, 2008, PNBK filed a Current Report on Form 8-K furnishing the Securities and Exchange Commission with a copy of PNBK’s press release announcing its Preliminary 2008 First Quarter Earnings.

PNBK expects to file unaudited financial statements for the first quarter ended March 31, 2008, reflecting this adjustment, in its Quarterly Report on Form 10-Q on May 12, 2008.  PNBK’s Audit Committee has reviewed the 10-Q filing and the Committee’s representative and authorized officers of PNBK have discussed the matters disclosed above with McGladrey & Pullen, LLP, PNBK’s Independent Registered Public Accounting firm.

The tax provision of $52,000 decreases net income from the previously reported $203 thousand to $151 thousand, and net income per share from $.04 to $03. Please refer to the 10-Q for the quarter ended March 31, 2008 for further information on PNBK's results for the quarter.

Statements in this document that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. PNBK intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this document. PNBK undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in PNBK’s Annual Report on Form 10-K for the year ended December 31, 2007.